EXHIBIT 16.1

September 19, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Bohai Pharmaceuticals Group, Inc. under Item 4.01 of its Form 8-K dated September 19, 2014. We agree with the statements concerning our Firm in paragraph 1, 2, 3, 4 and 5 in such Form 8-K; we are not in a position to agree or disagree with other statements of Bohai Pharmaceuticals Group, Inc. contained therein.

Very truly yours,

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

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